Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807                Chief Financial Officer
          Monett, MO 65708                            (417) 235-6652
                                          IR Contact: Becky Pendleton Reid
                                                      The Cereghino Group
                                                      (206) 762-0993

   FOR IMMEDIATE RELEASE
   ---------------------

             JACK HENRY & ASSOCIATES ACQUIRES CU SOLUTIONS, INC,
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          EXPANDS DATA PROCESSING SOLUTIONS FOR CREDIT UNION MARKET
          ---------------------------------------------------------

 Monett, MO and Fort Mill, SC -- November 18, 2002. Jack Henry & Associates (Nasdaq: JKHY), a leading provider of technology solutions for financial institutions, today announced it has purchased CU Solutions, Inc. The terms of the transaction were not disclosed. CU Solutions is a provider of in-house data processing solutions for smaller credit unions, primarily those with assets less than $20 million. Of the 9,782 credit unions in the National Credit Union Administration 2002 Directory, 6,545 institutions, or 67%, had assets less than $20 million.

 Headquartered near Charlotte, North Carolina, privately held CU Solutions is a profitable company serving more than 140 credit unions. Its flagship product, Cruise/SQL, is a powerful and flexible P/C based software solution that is scalable, open and user friendly. Cruise/SQL data storage and data access methods are built around the SQL Server database with the ease of use of the "point and click" Windows interface. Founded in 1982, CU Solutions generated revenues of approximately $2 million, of which approximately 40% was recurring revenue, in its year ended December 31, 2001.

 "This acquisition adds an extremely robust and affordable core solution to our suite of offerings. It fills a void in our product offerings for the smaller credit unions which allows us the ability to effectively market to any size credit union," said Michael E. Henry, Chairman and CEO of JKHY. "In addition, acquiring CU Solutions brings significant intellectual capital that is highly sophisticated for a firm of its size. CU Solutions' functionality, connectivity, system tools and front-end implementation processes are superb, and our existing personnel are excited about sharing ideas and expertise."

 CU Solutions currently employs 20 individuals in the greater Charlotte area. Jack Henry and Associates has an office in Charlotte where approximately 100 employees are currently located. "We will begin immediately to integrate the CU Solutions personnel into Jack Henry's nationwide internal network.
 CU Solutions will continue to operate as a wholly-owned subsidiary as part of the JKHY's credit union segment," said Jack Prim, JKHY's Chief Operating Officer. "We expect to retain all of the CU Solutions team, as well as consolidate our Charlotte area offices in the near future."

 "Jack Henry & Associates has become one of the most well-respected systems integrators in the financial services sector, and we are fortunate to be joining their team," said Kai Ravnborg, President of CU Solutions. "We look forward to leveraging their strong balance sheet, nationwide sales force and sophisticated product set to expand our revenue and earnings growth potential significantly."

 "The superior level of product and service quality we've identified with CU Solutions, coupled with the fact that it generates net margins in line with our own, warranted a premium valuation," said Kevin D. Williams, Chief Financial Officer at JKHY. "We are confident this transaction will be slightly accretive to earnings this fiscal year and that it will continue to expand and increase benefits to our shareholders and customers in the future."


 In 1998, Jack Henry entered the credit union segment with its acquisition of The Peerless Group, whose Conductor credit union product was designed for the mid-sized market. In 2000, the company acquired Symitar and its Episys core solution for credit unions. Episys has gained favor among larger credit unions. At the time of the Symitar acquisition, the company also made the decision to market all of its credit union products under the Symitar brand.

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 2,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. CU Solutions, Inc. home page can be found at www.cusolutions.com.

 The company will host a conference call on Monday, November 18, 2002 at 10:30 a.m. Central Standard Time (11:30 a.m. Eastern) to discuss this news release. To access the call, dial in to (612) 288-0329 between 10:20 and 10:30 a.m. CST to listen live. Also a replay is available for one week thereafter at (320)-365-3844, access code 661114. This will also be available at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and these statements should be reviewed by potential investors. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

                                   -thirty-